EXHIBIT 5.01

[Letterhead of Xcel Energy Inc.]

September 2, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	15,000,000 Shares of Common Stock, par value $2.50 per share, Issued Pursuant to the Xcel Energy Inc. Dividends Reimbursement and Cash Payment Plan and 15,000,000 Rights to Purchase Common Stock of Xcel Energy Inc. Issued Pursuant to a Stockholder Protection Rights Agreement dated December 13, 2000 between Xcel Energy Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent (the “Rights Agreement”)

Ladies and Gentlemen:

     I am participating in the proceedings incident to the proposed offering by Xcel Energy Inc. (the “Company”) of the Common Stock and the Rights referred to above (the “Shares” and the “Rights”, respectively) pursuant to the Company’s Dividend Reinvestment and Cash Payment Plan. I have examined all records, instruments, and documents which I have deemed necessary to examine for the purposes of this opinion, including the Registration Statement on Form S-3 relating to the Shares and the Rights to be filed by the Company pursuant to the Securities Act of 1933, as amended.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, I am of the opinion:

     1.     That the Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and that it is legally qualified and authorized to operate and conduct business in the State of Minnesota.

     2.     When, as and if (i) the Registration Statement on Form S-3 to which this opinion is an exhibit becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, and (ii) the Shares have been registered and delivered, and the consideration for such Shares is received by the Company, all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable shares of stock of the Company.

     3.     When, as and if (i) the Registration Statement on Form S-3 to which this opinion is an exhibit becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, and (ii) the Rights and Shares to which the Rights are attached have been registered and delivered, and the consideration for the Rights and the Shares has been received by the Company, all in the manner contemplated by the Registration Statement, the Rights will be validly issued.

     I hereby consent to the incorporation of this opinion into said Registration Statement and the reference to me under the heading “Legal Opinion” in said Registration Statement.

Respectfully submitted,

/s/ Gary R. Johnson Gary R. Johnson Vice President and General Counsel